THE WRIGHT MANAGED BLUE CHIP SERIES TRUST

                              Amended and Restated
                Establishment and Designation of Series of Shares
                    of Beneficial Interest, Without Par Value


     The undersigned, being at least a majority of the duly elected and qualified Trustees presently in office of The Wright Managed Blue Chip Series Trust, a Massachusetts business trust (the "Trust"), acting pursuant to Section
5.5 (viii) of Article V of the Declaration of Trust dated April 15, 1993, as amended and restated September 16, 1993, hereby amend and restate the Trust's Establishment and Designation of Series of Shares of Beneficial Interest,
Without Par Value, dated June 16, 1993 which divided the shares of beneficial interest of the Trust into six separate series or Portfolios of the Trust. Each Portfolio created thereby shall have the following special and relative rights:

     1. The Portfolios shall be designated as follows:

        Wright Managed Money Market Portfolio
        Wright Near Term Bond Portfolio
        Wright Government Obligations Portfolio
        Wright Total Return Bond Portfolio
        Wright Selected Blue Chip Portfolio
        Wright International Blue Chip Portfolio

     2. Each Portfolio shall be authorized to invest in cash, securities, instruments and other property as from time to time described in the Trust's then currently effective registration statement under the Securities Act of 1933 and the Investment Company Act of 1940. Each share of beneficial interest of each Portfolio ("share") shall be redeemable, shall be entitled to one vote (or fraction thereof in respect of a fractional share) on matters on which shares of that Portfolio shall be entitled to vote and shall represent a pro rata beneficial interest in the assets allocated to that Portfolio, all as provided in the Declaration of Trust. The proceeds of sales of shares of a Portfolio, together with any income and gain thereon, less any diminution or expenses thereof, shall irrevocably belong to that Portfolio, unless otherwise required by law. Each share of a Portfolio shall be entitled to receive its pro rata share of net assets of that Portfolio upon liquidation of that Portfolio.

     3. Shareholders of each Portfolio shall vote separately as a class to the extent provided in Rule 18f-2, as from time to time in effect, under the Investment Company Act of 1940.

     4. The assets and liabilities of the Trust shall be allocated among the above referenced Portfolios as set forth in Section 5.5 of Article V of the Declaration of Trust, except as provided below.

     (a) Costs incurred by the Trust in connection with initial organization and start-up, including federal and state registration and qualification fees and expenses of the initial offering of Trust shares, shall be deferred and amortized over a period not to exceed five years, and such initial costs shall be borne by the respective Portfolios of the Trust, commencing with the date they are activated, on a basis that is deemed equitable by the Trustees.

     (b) The liabilities, expenses, costs, charges or reserves of the Trust (other than the management and investment advisory fees or the organizational expenses paid by the Trust) which are not readily identifiable as belonging to any particular Portfolio shall be allocated among the Portfolios on an equitable basis as determined by the Trustees.

     (c) The Trustees may from time to time in particular cases make specific allocation of assets or liabilities among the Portfolios.

     5. A majority of the Trustees (including any successor Trustees) shall have the right at any time and from time to time to reallocate assets and expenses or to change the designation of any Portfolio now or hereafter created, or to otherwise change the special and relative rights of any such Portfolio, and to terminate any Portfolio or add additional Portfolios as provided in the Declaration of Trust.


/s/ Peter M. Donovan                         /s/ A.M. Moody, III
--------------------------                   --------------------------
Peter M. Donovan                             A. M. Moody, III

/s/ H. Day Brigham, Jr.                     /s/ Lloyd F. Pierce
--------------------------                  ---------------------------
H. Day Brigham, Jr.                         Lloyd F. Pierce

/s/ Winthrop S. Emmet                       /s/ George R. Prefer
--------------------------                  ---------------------------
Winthrop S. Emmet                           George R. Prefer

/s/ Jatin J. Mehta                          /s/ Raymond Van Houtte
--------------------------                  ---------------------------
Jatin J. Mehta                              Raymond Van Houtte




September 16, 1993